As filed with the Securities and Exchange Commission on July 18, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZOOMCAR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	99-0431609
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Anjaneya Techno Park, No.147, 1st Floor Kodihalli, Bangalore, India	560008
(Address of Principal Executive Offices)	(Zip Code)

Zoomcar Holdings, Inc. 2023 Equity Incentive Plan Zoomcar Holdings, Inc. Nonstatutory Inducement Award Agreement
(Full Title of the Plan)

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

(Name and address of agent for service)

Tel: (888) 724-9870

(Telephone number, including area code, of agent for service)

With copies to:

Morris C. Zarif

Zarif Law Group P.C.

808 Springwood Avenue, Suite 110

Asbury Park, NJ 07712

Tel: (732) 755-0146

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement registers additional securities of the same class as other securities for which a Registration Statement filed on Form S-8 by Zoomcar Holdings, Inc. (“we,” “us,” “our,” the “Company,” or the “Registrant”) relating to the Zoomcar Holdings, Inc. 2023 Equity and Incentive Plan (the “2023 Plan”) is already effective. Pursuant to Instruction E to Form S-8, we incorporate by reference into this Registration Statement the contents of the Registration Statements we filed on Form S-8  with the Securities and Exchange Commission (the “SEC”) on February 11, 2025  (File No.  333-284814) including exhibits thereto to the extent not otherwise amended or superseded by the contents hereof, relating to the registration of 19,609 shares of our common stock (after giving effect to a reverse stock split of 20:1 effective on March 21. 2025), $0.0001 par value per share (the “Common Stock”), authorized for issuance under the 2023 Plan. This Registration Statement provides for the registration of an additional 5,008,017 shares of our Common Stock, consisting of (i) 369,311 shares of our Common Stock that our shareholders approved at a special meeting of stockholders held on February 18, 2025 and (ii) 4,638,706 shares of our Common Stock that our board of directors (the “Board”) approved on July 7, 2025.

This Registration Statement is also being filed for the purpose of registering 1,000,000 shares of Common Stock issuable to Deepankar Tiwari to induce the employee to accept employment as the Company’s Chief Executive Officer pursuant to a consulting agreement between the Company and Mr. Tiwari dated May 9, 2025. The inducement award was approved by the board of directors of the Registrant. The inducement award was granted outside of the 2023 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registration Information and Employee Plan Annual Information.*

* The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 (Plan Information and Registration Information and Employee Plan Annual Information) will be sent or given to recipients of the grants under the Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) of the Securities Act, and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference .

We are “incorporating by reference” in this prospectus certain documents we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the Commission and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the Commission and they are incorporated herein by reference as of their respective dates of filing.

(i)	our Annual Report on Form 10-K for the year ended March 31, 2025 filed on June 30, 2025 (the “Form 10-K”);

(ii)	our Current Report on Form 8-K dated June 30, 2025 and our Current Report on Form 8-K/A filed on July 3, 2025.

(iii)	the description of our Common Stock contained in Exhibit 4.1 to Form 10-K.

All documents that we file with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this prospectus that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporated by reference), by contacting our General Counsel, at zoomcar-stockholders@zoomcar.com or by sending a letter to the attention of our General Counsel at the offices of the Company at Anjaneya Techno Park, No.147, 1st Floor, Kodihalli, Bangalore, India 560008. Information about us is also available at our website at http://www.zoomcar.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation (as amended, the “Charter”) limits directors’ liability to the fullest extent permitted under the General Corporation Law of the State of Delaware (the “DGCL”). The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	for any unlawful payment of dividends or redemption of shares; or

●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Registrant’s amended and restated bylaws (“Bylaws”) provide that the Company will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, the Registrant has entered into separate indemnification agreements with its directors and officers. These agreements, among other things, require the Registrant to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

The Registrant believes these provisions in the Charter and Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to that information in the Registration Statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining liability under the Securities Act of, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of Zoomcar Holdings, Inc. (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on January 4, 2024).
4.2	Amended and Restated Bylaws of Zoomcar Holdings, Inc. (Incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on January 4, 2024).
4.3^	Zoomcar Holdings, Inc. 2023 Equity Incentive Plan. (Incorporated by reference to Exhibit 10.13 of the Registrant’s Annual Report on Form 10-K/A filed with the Commission on July 15, 2024).
4.4^	Form of Stock Option Agreement (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-8 filed on February 11, 2025)
4.5^	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-8 filed on February 11, 2025)
5.1*	Opinion of Zarif Law Group P.C.
10.1*^	Consultant Agreement between Zoomcar Holdings, Inc., Zoomcar India Private Limited and Deepankar Tiwari, dated May 9, 2025
23.1*	Consent of Grant Thornton Bharat LLP.
23.2*	Consent of Zarif Law Group P.C. (included in Exhibits 5.1).
24.1*	Powers of Attorney (included on the signature page of this Registration Statement)
99.1*^	Nonstatutory Inducement Award Agreement between Zoomcar Holdings, Inc. and Deepankar Tiwari dated July 17, 2025
107*	Filing Fee Table

*	Filed herewith.
^	Management Contract or Compensatory Plan or Arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Bangalore, country of India, on July 18, 2025.

Zoomcar Holdings, Inc.

By:	/s/ Deepankar Tiwari
	Name:	Deepankar Tiwari
	Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints Deepankar Tiwari and Sachin Gupta as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 increasing the number of shares for which registration is sought, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such attorney-in-fact and agent so acting deem appropriate, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to the offering of securities contemplated by this registration statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Deepankar Tiwari	Chief Executive Officer	July 18, 2025
Deepankar Tiwari	(Principal Executive Officer)

/s/ Sachin Gupta	Chief Financial Officer	July 18, 2025
Sachin Gupta	(Principal Financial Officer and Principal Accounting Officer)

/s/ Uri Levine	Chairman of the Board of Directors	July 18, 2025
Uri Levine

/s/ Mohan Ananda	Director	July 18, 2025
Mohan Ananda

	Director	July 18, 2025
Evelyn D’An

/s/ Swatick Majumdar	Director	July 18, 2025
Swatick Majumdar

/s/ John Clarke	Director	July 18, 2025
John Clarke